TEMPUR-PEDIC REPORTS PRELIMINARY FOURTH QUARTER EARNINGS
- Company Provides Initial Financial Guidance for 2010
- Company To Report 2009 Financial Results on January 26, 2010

LEXINGTON, KY, January 5, 2010 – Tempur-Pedic International Inc. (NYSE: TPX), the leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today announced preliminary financial results for the fourth quarter of 2009. The Company also provided initial financial guidance for 2010.

The Company currently expects fourth quarter 2009 sales to range between $242 and $244 million, representing growth of 28% to 29% as compared to the fourth quarter of 2008. The Company currently expects fourth quarter 2009 earnings per share (EPS) to range between $0.35 and $0.37 per diluted share.

The Company issued initial full year 2010 guidance for net sales and earnings per share. It currently expects net sales for 2010 to range from $950 to $970 million. It currently expects EPS for 2010 to range from $1.40 to $1.50 per diluted share. The Company noted its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside of the Company’s control.

Chief Executive Officer Mark Sarvary commented, “Fourth quarter sales exceeded our prior expectations in both our US and International segments, primarily due to a better than expected macro environment together with success from sales and marketing programs. Throughout the recession, we have used the most recent volume levels as the basis for our plan for the next four quarters, and we have used the same methodology for 2010 sales guidance. While the macro environment continues to be very hard to predict, we have augmented this methodology with a comprehensive review of seasonality and market conditions across each of our major markets.”

Chief Financial Officer Dale Williams commented, “In our planning for 2010, we expect benefits from our productivity programs and fixed cost leverage will be partially offset by our outlook for rising commodity prices and increased investments in marketing and R&D. As a result, we currently anticipate operating margin to expand 100 basis points or more for the full year in 2010.”

Conference Call Information
The Company will release its financial results for the fourth quarter ended December 31, 2009 after the NYSE close of regular trading on Tuesday, January 26, 2010. The Company will hold a conference call to discuss those results at 5:00 p.m. Eastern Time.

The dial-in number for the conference call is 888-293-6960. The dial-in number for international callers is 719-325-2289. The call is also being webcast and can be accessed on the investor relations section of the Company's website, http://www.tempurpedic.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

Forward-looking Statements
This release contains "forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations for net sales and earnings per share for the fourth quarter of 2009 and net sales and earnings per share for 2010, and the Company’s expectations regarding productivity programs, fixed cost leverage, commodity prices,  increased investment efforts and  operating margin growth for 2010. All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include general economic, financial  and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s domestic retail channel, including the timing of opening or expanding within large retail accounts; the Company’s ability to address issues in certain underperforming international markets; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; changes in foreign tax rates, including the ability to utilize tax loss carry forwards; and rising commodity costs. Additional information concerning these and other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's annual report on Form 10-K under the headings "Special Note Regarding Forward-Looking Statements" and "Risk Factors." Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company
Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes mattresses and pillows made from its proprietary TEMPUR(R) pressure-relieving material. It is the worldwide leader in premium and specialty sleep. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company's products are currently sold in over 80 countries under the TEMPUR(R) and Tempur-Pedic(R) brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

Investor Relations Contact:
Barry Hytinen
Vice President, Investor Relations and Financial Planning & Analysis
800-805-3635